EMPLOYMENT AGREEMENT

      EMPLOYMENT AGREEMENT (the "Agreement"), entered into as of August 20, 2007, by and between Gilman + Ciocia, Inc., a Delaware corporation (the "Company"), and Michael P. Ryan (the "Executive").

                              W I T N E S S E T H:

      WHEREAS, the Company desires to employ the Executive as its President and Chief Executive Officer upon the terms and subject to the conditions set forth in this Agreement; and

      WHEREAS, the Executive is willing to accept such employment upon such terms;

      NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1.    EMPLOYMENT AND DUTIES

            1.1. Term of Employment. The Executive's employment under this Agreement shall commence as of July 1, 2007 and shall continue until June 30, 2011 (such period being herein referred to as the "Term").

            1.2. General.

                  1.2.1. During the Term, the Executive shall have the title of President and Chief Executive Officer of the Company and shall have such duties as may be from time to time delegated to him by the Board of Directors of the Company (the "Board"). The Executive shall faithfully and diligently discharge his duties hereunder and use his best efforts to implement the policies established by the Board. The Executive's responsibilities shall include, among other things, to render executive, policy, operations and other management services to the Company of the type customarily provided by persons situated in similar executive and management capacities.

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                  The Executive shall serve the Company loyally, faithfully and to the best of the Employee's abilities and shall devote the Employee's full working time and efforts to the performance of the Employee's duties hereunder. The Executive shall not engage in any business activity that interferes with the performance of the Executive's obligations under this Agreement and, specifically, shall not engage in any business similar to the Company's business as defined in the Company's then most recently filed Form 10-K, 10-Q or 8-K apart from the Employee's employment hereunder during the Term.

            1.3. Reimbursement of Expenses. The Company shall pay to the Executive the reasonable expenses incurred by him in the performance of his duties hereunder, in accordance with current practice, including, without limitation, those incurred in connection with business related travel or entertainment, or, if such expenses are paid directly by the Executive, the Company shall promptly reimburse him for such payments, provided that the Executive properly accounts for such expenses in accordance with the Company's policy.

            1.4. Consideration. In consideration for the Executive's execution of this Agreement, the Company agrees that the Executive shall become employed by the Company as set forth in this Agreement, the Executive shall be permitted access to the Company's confidential information and shall be eligible to receive post-Term severance payments as set forth in this Agreement (subject to his compliance with Sections 7 and 8 of this Agreement). The Executive understands, acknowledges and agrees that the Executive would not receive the consideration specified in this Section 1.4, except for the Executive's execution of this Agreement and the fulfillment of the promises contained herein.

      2.    COMPENSATION

            2.1. Base Salary. During the Term, the Executive shall be entitled to receive a base salary ("Base Salary") at a rate of Three Hundred Fifty Thousand Dollars ($350,000) per annum during the Term, which Base Salary shall be payable in arrears in equal installments not less frequently than on a bi-weekly basis in accordance with the payroll practices of the Company. The Base Salary may be increased by the recommendation of the Compensation Committee and as approved by the majority vote of the entire Board.


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            2.2. Bonus. The Executive will be paid a bonus with respect to each fiscal year (the "Bonus") at such time as determined by the Board, but not later than one hundred twenty (120) days after the due date of the Company's 10-K for such fiscal year, and not later than the March 15th following such fiscal year. The Bonus will be based on actual EBITDA results for such fiscal year (the "Actual EBITDA") compared to the EBITDA amounts for such fiscal year in the budget that was approved by the Board of Directors (the "Budget EBITDA"), as follows:

            a)    If the Actual EBITDA equals at least 120% of the Budget
                  EBITDA, the Bonus will equal 100% of Base Salary.
            b)    If the Actual EBITDA equals at least 100% of the Budget
                  EBITDA, but is less than 120% of the Budget EBITDA, the Bonus will equal 75% of Base Salary.
            c) If the Actual EBITDA equals at least 85% of the Budget EBITDA, but is less than 100% of the Budget EBITDA, the Bonus will equal 40% of Base Salary.
            d) If the Actual EBITDA is less than 85% of the Budget EBITDA, there will be no Bonus.

      For these purposes, "EBITDA" shall mean the Net Income of the Company for such period plus an amount which, in the determination of the Net Income of the Company for such period, has been deducted for (i) interest expense, (ii) total federal, state, local and foreign income taxes, and (iii) depreciation and amortization expenses, each of (i) through (iii) as calculated in accordance with GAAP. "Net Income" shall mean the net income for such period as determined in accordance with GAAP. "GAAP" shall mean United States generally accepted accounting principles.

            2.3. Personal Commissions. The Executive will be paid commissions and trails ("Commissions") at a payout rate consistent with the present payments of Commissions to the Executive. All Commissions paid to the Executive will be paid as a draw against Bonus (i.e., Bonus will be reduced dollar for dollar for


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Commissions paid). However, the Executive will not have to pay back any
Commissions paid no matter what Bonus is calculated to be in Section 2.2, or if no Bonus is payable as calculated in Section 2.2.

            2.4. Additional Compensation. In addition to the Base Salary, Commissions and the Bonus, the Executive shall be entitled to receive such other cash bonuses and such other compensation in the form of stock, stock options or other property or rights as may from time to time be awarded him by the Board during or in respect of his employment hereunder. The Base Salary, the Bonus and such other compensation may be increased by the recommendation of the Compensation Committee and as approved by the majority vote of the entire Board.

      3.    PLACE OF PERFORMANCE

            In connection with his employment by the Company, the Executive shall be based at the Company's principal executive offices in Poughkeepsie, New York, or Fort Lauderdale, Florida, subject to the mutual agreement of the Executive and the Company to relocate him to another office of the Company.

      4.    EMPLOYEE BENEFITS

            4.1. Benefit Plans. The Executive shall, during the Term, be included to the extent eligible thereunder in all employee benefit plans, programs or arrangements of general application (including, without limitation, any plans, programs or arrangements providing for retirement benefits, options and other equity-based incentive compensation, profit sharing, bonuses, disability benefits, health and life insurance, or vacation and paid holidays) which shall be established by the Company or any affiliate of the Company, for, or made available to, their respective senior executives ("Benefits"). During the Term, the Benefits described in this paragraph 4 may only be reduced as a result of a general reduction for senior executives.

            4.2. Vacation. The Executive shall be entitled to not less than four
(4) weeks vacation at full pay for each year during the Term. Such vacation may be taken in the Executive's discretion, and at such time or times as are not inconsistent with the reasonable business needs of the Company.


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      5.    TERMINATION OF EMPLOYMENT

            5.1. General. The Executive's employment under this Agreement may be terminated with or without cause only on the following circumstances:

                  5.1.1. Death. The Executive's employment under this Agreement shall terminate upon his death.

                  5.1.2. Disability. If, as a result of the Executive's Disability (as defined below), the Executive shall have been absent from his duties under this Agreement for ninety (90) consecutive days, or for an aggregate of one hundred twenty (120) days during any 360 consecutive day period , the Company may terminate the Executive's employment upon fifteen (15) days prior written notice following the last day of such ninety (90) day or one hundred twenty (120) day period; provided that the Executive has not returned to full time performance of his duties during such fifteen (15) day period. For purposes hereof, "Disability" shall mean that the Executive is unable to perform his normal and customary duties hereunder as a result of physical or mental incapacity, illness or disability.

                  5.1.3 Cause. The Company may terminate the Executive's employment under this Agreement for Cause. Termination for "Cause" shall mean termination of the Executive's employment because of the occurrence of any of the following as determined by the Board after an in person hearing to determine if Cause exists. The Executive shall have the opportunity to appear at the hearing with counsel to testify and to present evidence to the Board.

                  (i) the failure or refusal by the Executive to substantially perform his obligations under this Agreement or any directive of the Board which is not inconsistent with the terms of this Agreement, or any material breach of this Agreement by the Executive (other than any such failure resulting from the Executive's Disability); provided, however, that the Company shall have provided the Executive with written notice that such actions are occurring and the Executive has been afforded a reasonable opportunity of at least ten (10) days to cure same, or


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                  (ii) the indictment of the Executive for a felony or other crime involving moral turpitude or dishonesty, or the conviction of the Executive or the plea of nolo contendere by the Executive to a misdemeanor (other than traffic infractions); or

                  (iii) a material breach of Section 7 or Section 8 hereof or a breach of any representation contained in this Agreement by the Executive; or

                  (iv) a breach of fiduciary duty involving personal profit; or

                  (v) an act of dishonesty in connection with his employment with the Company; or

                  (vi) the Executive's possession or use of illicit drugs, a prohibited substance or alcohol, to the extent that in the reasonable determination of the Board it impairs his ability to perform his duties and responsibilities; or

                  (vii) the Executive having committed acts or omissions constituting gross negligence or willful misconduct (including theft, fraud, embezzlement, and securities law violations) which is injurious to the Company, monetarily, or otherwise; or.

                  (viii) If at any time the Company's securities are listed on a stock exchange or Nasdaq Stock Market, the Executive having committed any material violation of, or material noncompliance with, any securities law, rule or regulation or stock exchange or Nasdaq Stock Market regulation rule relating to or affecting the Company;

                  (ix) The Executive's material failure or refusal to honestly provide a certificate in support of the chief executive officer's and/or principal executive officer's certification required under the Sarbanes-Oxley Act of 2002, or any other filings under the federal securities laws including the rules and regulations promulgated thereunder.


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            5.1.4. Termination by the Executive for Good Reason. The Executive
may terminate this Agreement for Good Reason (as defined below) by delivering to the Board written Notice of Termination within fifteen (15) days following the event which constitutes such Good Reason, to be effective on the tenth (10th) day following the date of such Notice of Termination. "Good Reason" means that, without the express written consent of the Executive, the occurrence of any of the following events occurs: (i) there is any material reduction or diminution (except temporarily during any period of disability) in the Executive's authority, duties or responsibilities with the Company; (ii) the Executive no longer reports to the Company's board of directors (or similar governing body) or (iii) there is a material breach by the Company of any material provision of this Agreement, including a reduction in the Base Salary or the relocation of the Executive's principal place of employment by more than fifty (50) minutes from either of the locations set forth in Section 3, in either case, without the Executive's consent) and, in any such case, within 90 days following the occurrence of an event described in (i), (ii) or (iii) the Executive notifies the Company that such event has occurred and the Company fails to cure the event (and the Executive does not waive the Company's failure to cure the event) within thirty (30) days after its receipt of such notice.

            5.2. Notice of Termination. Any termination of the Executive's employment by the Company or by the Executive (other than termination by reason of the Executive's death) shall be communicated by written Notice of Termination to the other party of this Agreement. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

            5.3. Date of Termination. The "Date of Termination" shall mean (a) if the Executive's employment is terminated by his death, the date of his death,
(b) if the Executive's employment is terminated pursuant to subsection 5.1.2 above, fifteen (15) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such fifteen (15)-day period), (c) if the Executive's


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employment is terminated pursuant to subsection 5.1.3 above, the date specified in the Notice of Termination after the expiration of any applicable cure periods, if any, (d) if the Executive's employment is terminated pursuant to subsection 5.1.4 above, the date specified in the written Notice, and (e) if the Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given.

            5.4 Compensation Upon Termination.

                  5.4.1 Termination for Cause. If prior to the expiration of the Term, the Executive's employment shall be terminated for Cause, the Company shall pay the Executive his Base Salary (but no Bonus for the current fiscal year other than Commissions) through the Date of Termination, at the rate in effect at the time Notice of Termination is given, and all expenses and accrued Benefits arising prior to such termination which are payable to the Executive pursuant to this Agreement through the Date of Termination and the Company shall have no further obligation with respect to this Agreement. In addition, the Executive shall be entitled to any Bonus earned but not yet paid for a prior fiscal year.

                  5.4.2 Termination Due to an Involuntary Change of Control.

                  (a) Subject to the provisions of subsections 5.4.4 and 5.4.7 hereof, if, prior to the expiration of the Term, the Executive's employment hereunder is terminated by the Company due to an "Involuntary Change of Control", the Company shall pay to the Executive all expenses and accrued Benefits arising prior to such termination which are payable to the Executive pursuant to this Agreement through the Date of Termination. In addition, the Company shall pay to the Executive an amount equal to his Base Salary at the rate as then in effect on the date of the Notice of Termination, and his Termination Bonus (as defined in Section 5.4.6), for a period (such period being referred to hereinafter as the "Severance Period") measured as the greater of three (3) years from the Date of Termination, or the ending date of the Term. In addition, the Executive shall be entitled to any Bonus earned but not yet paid for a prior fiscal year in accordance with Section 2.2.

                  (b) During the Severance Period, the Executive shall be entitled to continue to participate in all employee benefit plans that the Company provides (and continues to provide) generally to its senior executives.


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                  (c) An "Involuntary Change of Control" shall be deemed to have occurred when, without being initiated or solicited by the Company or by the Executive, by tender offer, merger, acquisition or similar means, any "person" as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as used in Section 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) of the Exchange Act, but excluding the Executive, or the Company or any subsidiary or any affiliate of the Company or any employee benefit plan sponsored or maintained by the Company or any subsidiary of the Company (including any trustee of such plan acting as trustee), becomes the "beneficial owner" (as defined in Rule 13(d)(3) under the Exchange Act) of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities, or there is a sale of substantially all of the Company's assets (meaning more than 50% of the assets are sold).

                  5.4.3. Termination Without Cause Including a Voluntary Change of Control.

                  (a) Subject to the provisions of subsections 5.4.4 and 5.4.7 hereof, if, prior to the expiration of the Term, the Executive's employment hereunder is terminated by the Company Without Cause, including a Voluntary Change of Control a ("Voluntary Change of Control"), the Company shall pay to the Executive all expenses and accrued Benefits arising prior to such termination which are payable to the Executive pursuant to this Agreement through the Date of Termination. In addition, the Company shall pay to the Executive an amount equal to his Base Salary at the rate as then in effect on the date of the Notice of Termination, and his Termination Bonus (as defined in Section 5.4.6), for a period (such period being referred to hereinafter as the "Severance Period") measured as the greater of one (1) year from the Date of Termination, or the ending date of the Term. In addition, the Executive shall be entitled to any Bonus earned but not yet paid for a prior fiscal year in accordance with Section 2.2

                  (b) During the Severance Period, the Executive shall be entitled to continue to participate in all employee benefit plans that the Company provides (and continues to provide) generally to its senior executives.

                  (c) "Without Cause" under this Section 5.4.3 shall mean any termination of this Agreement that is not due to: the death or disability of the Executive; a termination of the Executive with Cause; or a termination by the Executive with Good Reason.


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                  (d) A "Voluntary Change of Control" shall be deemed to have occurred when, after being initiated or solicited by the Company or by the Executive, by tender offer, merger, acquisition or similar means, any "person" as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as used in Section 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) of the Exchange Act, but excluding the Executive, or the Company or any subsidiary or any affiliate of the Company or any employee benefit plan sponsored or maintained by the Company or any subsidiary of the Company (including any trustee of such plan acting as trustee), becomes the "beneficial owner" (as defined in Rule 13(d)(3) under the Exchange Act) of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities, or there is a sale of substantially all of the Company's assets (meaning more than 50% of the assets are sold).

                  5.4.4. Death During Severance Period. In the event of the Executive's death during the Severance Period, payments of Base Salary and the Termination Bonus under this Section 5.4 and payments under the Company's employee benefit plan(s) shall continue to be made in accordance with their terms during the remainder of the Severance Period to the beneficiary designated in writing for such purpose by the Executive or, if no such beneficiary is specifically designated, to the Executive's estate.

                  5.4.5. Termination upon Death or Disability. In the event of the termination of the Executive's employment by reason of death or Disability, the Company shall pay the Executive his Base Salary and a termination Bonus prorated through the Date of Termination, at the rate then in effect, and all expenses or accrued Benefits, including any earned and unpaid Bonus for a prior fiscal year, arising prior to such termination which are payable to the Executive pursuant to this Agreement through the Date of Termination. In addition, the Executive and/or his beneficiaries shall be entitled to such other Benefits as shall be determined in accordance with the benefit plans maintained by the Company.

                  5.4.6. Termination Bonus. For purposes of this Section 5.4, Termination Bonus shall be a bonus computed at one hundred percent (100%) of the Executive's Base Salary.


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                  5.4.7 Payments and Benefits During Severance Period.

      (a) Except as provided in Subsection (b), the cash amounts payable under
Section 5.4.2 or Section 5.4.3 shall be paid in equal monthly installments during the applicable Severance Period.

      (b) If the Executive is a "specified employee" within the meaning of section 409A of the Internal Revenue Code of 1986, as amended, as of his Date of Termination (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination), then to the extent that cash payments and benefits under Section 5.4.2 or Section 5.4.3 (other than benefits described in Subsection (c)) during the Applicable Period would exceed the Applicable Amount, such payments shall be paid to the Executive in a single sum on the first business day following the end of the Applicable Period.

      (c)Subject to Subsection (b), during the applicable Severance Period, the Executive shall be entitled to continue to participate in all employee benefit plans that the Company provides (and continues to provide) generally to its senior executives (to the extent permitted by the plans as then in effect), to the extent such plans provide for coverage and benefits that are not includible in the Executive's gross income for Federal Income Tax purposes.

      (d) The "Applicable Period" is the period beginning on the Executive's Date of Termination and ending on the first date that is six (6) months after the Executive's Date of Termination.

      (e) The "Applicable Amount" is the amount equal to two times the lesser of: (1) the sum of the Executive's annualized compensation from the Company based upon the annual rate of pay for services provided to the Company for the taxable year of the Executive preceding the taxable year of the Executive's Date of Termination (adjusted for any increase during that year that was expected to continue indefinitely if the Executive had not terminated employment); or (2) the maximum amount that may be taken into account under a qualified plan pursuant to section 401(a)(17) of the Code for the year of the Executive's Date of Termination.


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      6.    INSURABILITY; RIGHT TO INSURE

      During the continuance of the Executive's employment hereunder, the Company shall have the right to maintain key man life insurance in its own name covering the Executive's life in such amount as shall be determined by the Company, for a term ending on the termination or expiration of this Agreement. The Executive shall use his reasonable best efforts to assist the Company in procuring of such insurance by submitting to the required medical examinations, if any, and by filling out, executing and delivering truthful applications and other instruments in writing as may be reasonably required by an insurance company or companies to which application or applications for insurance may be made by or for the Company.

      7. PROPRIETARY INFORMATION; CONFIDENTIALITY; NON-COMPETITION; NONSOLICITATION

      7.1. The term "Proprietary Information" means information that was or is developed by, became or becomes known by, or was or is assigned or otherwise conveyed to or required by the Company, and which has any commercial or economic value, actual or potential, in the Company's business, and includes, without limitation, trade secrets, copyrights, ideas, techniques, know-how, inventions (whether patentable or not), and/or any other information of any type relating to designs, configurations, toolings, documentation, recorded data, schematics, source code; object code, master works, master databases, algorithms, flow charts, formulae, circuits, works of authorship, mechanisms, research, manufacture, improvements, assembly, installation, intellectual property including patents and patent applications, business plans, past or future financing, marketing, forecasts, pricing, customers, vendors, costs, the salaries, duties, qualifications, performance levels, and terms of compensation of other employees, and/or cost, financial statements or other financial data concerning any of the foregoing or the Company and its operations generally. The Executive understands that the provision of his employment creates a relationship of confidence and trust between him and the Company with respect to the Company and the Proprietary Information of the Company and its customers which may be learned by the Executive during the period of the Executive's employment.

      7.2 The Executive acknowledges and agrees that all Proprietary Information and all patents, copyrights, trade secret rights, rights with respect to mask works and other rights (including throughout, without


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limitation, any extensions, renewals, continuations or divisions of any of the foregoing) in connection therewith shall be the sole property of the Company. To the extent that, for any reason, such Proprietary Information or rights may not vest in the Company, the Executive hereby sells, transfers, conveys and assigns to the Company any such rights or rights he may have or acquire in such Proprietary Information. At all times, both during the Term and thereafter, the Executive will keep in strict confidence and trust and will not use or disclose any Proprietary Information or anything relating to it to any other person, whether or not for reasons of gain, without the written consent of the Company, except as may be necessary in the ordinary course of performing his duties to the Company. The Executive will defend the Company against all claims, actions, suits, or other proceedings against the Company arising out of or resulting from breach of this Section 7, and shall indemnify and hold the Company harmless from and against all judgments, losses, liabilities, damages, costs and expenses (including without limitation, reasonable attorneys' fees and attorneys' disbursements) arising out of or incurred in connection with all such claims, actions, suits or other proceedings.

      7.3 In the event of the termination of the Executive's employment, whether by the Company or the Executive, for any reason, the Executive shall return all documents, records, apparatus, equipment and other physical property, or any reproduction of such property, whether or not pertaining to Proprietary Information, furnished to the Executive by the Company or produced by the Executive or others in connection with the Executive's employment immediately as and when requested by the Company.

      7.4 During the Term of this Agreement and for a period of two (2) years thereafter (whether or not this Agreement has been terminated by the Company or the Executive for any reason prior to the expiration of the Term), the Executive will not, either directly or through others:

            (a) solicit, cause to be solicited, or attempt to solicit any employee, independent contractor, consultant or customer or client of the Company to terminate his relationship with the Company in order to become an employee, consultant, independent contractor, customer or client to or for any other person or entity, or otherwise encourage or solicit any employee, consultant, independent contractor, customer or client of the Company to leave the Company for any reason or to devote less than all of any such employee's efforts to the affairs of the Company; or


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            (b) take any action which constitutes an interference with or a disruption of any of the business activities of the Company.

      7.5 During the Term of this Agreement and for a period of one (1) year thereafter (whether or not this Agreement has been terminated by the Company or the Executive for any reason prior to the expiration of the Term), the Executive will not, either directly or through others: engage, directly or indirectly, or have an interest, directly or indirectly, anywhere in the United States of America or any other geographic area where the Company does business or in which its products or services are marketed, alone or in association with others, as principal, officer, agent, employee, director, partner or stockholder (except with respect to the Executive's employment by the Company), or through the investment of capital, lending of money or property, rendering of services or otherwise, in any business competitive with or substantially similar to the businesses engaged in by the Company during the Term of this Agreement (it being understood hereby, that the ownership by the Employee of five percent (5%) or less of the stock of any company listed on a national securities exchange shall not be deemed a violation of this Section 7.5).

      7.6 At no time during the Term, or thereafter shall the Executive directly or indirectly, disparage the commercial, business or financial reputation of the Company;

      7.7 The Executive represents that his performance of services to the Company will not breach any agreement or obligation to keep in confidence Proprietary Information acquired by him in confidence or in trust prior to the Executive's provision of services to the Company. The Executive has not entered into, and the Executive agrees that he will not enter into, any agreement either written or oral in conflict with this Agreement or in conflict with his employment by the Company.

      7.8 During the Executive's employment by the Company, the Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom the Executive has an obligation of confidentiality, and the Executive will not bring onto the


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premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom the Executive has an obligation of confidentiality unless expressly authorized in writing by that former employer or person. The Executive will use in the performance of his services only information which is generally known and used by persons with training and experience comparable to his own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

      7.9 In the event that the Executive is no longer employed by the Company, he hereby consents to the notification of any new employer of his rights and obligations under this Agreement.

      7.10 Without intending to limit the remedies available to the Company, including damages for breach of contract, the Executive acknowledges that a breach of any of the covenants contained in this Section 7 may result in material and irreparable injury to the Company, or its affiliates or subsidiaries, for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat the Company shall be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 7 or such other relief as may be required specifically to enforce any of the covenants in this
Section 7. The Executive hereby acknowledges and agrees that the type and periods of restrictions imposed in this Section 7 are fair and reasonable and are reasonably required for the protection of the Company's confidential information and the goodwill associated with the business of the Company. Further, the Executive acknowledges and agrees that the restrictions imposed in this Section 7 will not prevent his from obtaining suitable employment after his employment with the Executive ceases or from earning a livelihood. If for any reason it is held that the restrictions under this Section 7 are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted or modified to include as much of the duration and scope identified in this Section as will render such restrictions valid and enforceable.


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

      8.    EXECUTIVE'S COOPERATION

      During the Term and thereafter, the Executive shall cooperate with the Company in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, the Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company's request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into the Executive's possession, all at times and on schedules that are reasonably consistent with the Executive's other permitted activities and commitments). In the event the Company requires the Executive's cooperation in accordance with this section after the termination of the Term, the Company shall reimburse the Executive for all of his reasonable costs and expenses incurred, in connection therewith, plus pay the Executive a reasonable amount per day for his time spent.

      9.    RIGHTS OF INDEMNIFICATION

      The Company shall indemnify the Executive to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time, for all amounts (including without limitation, judgments, fines, settlement payments, expenses and attorney's fees) incurred or paid by the Executive in connection with any action, suit, investigation or proceeding arising out of or relating to the performance by the Executive of services for, or the acting by the Executive as a director, officer or employee of the Company, or any other person or enterprise at the Company's request.


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

      10.   MISCELLANEOUS

            10.1. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

                  To the Company:        Gilman + Ciocia, Inc.
                                         11 Raymond Avenue
                                         Poughkeepsie, NY 12603

                                         Attn: Legal Department
                                         Fax: (845) 622-3638

                  To the Executive:      Michael P. Ryan
                                         1 Dallas Drive
                                         Poughkeepsie, NY 12603

                                         Fax: (845) 622-3665

All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt, (ii) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission, (iii) if sent by overnight courier, one business day after being sent by overnight courier, or (iv) if sent by registered or certified mail, postage prepaid, return receipt requested, on the fifth day after the day on which such notice is mailed.

            10.2. Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement, including the provisions of Section 7, is held to be prohibited by or invalid under applicable law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

            10.3. Binding Effect; Benefits. Executive may not delegate his duties or assign his rights hereunder. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

            10.4 Entire Agreement. This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Executive. This Agreement may be amended at any time by mutual written agreement of the parties hereto. In the case of any conflict between any express term of this Agreement and any statement contained in any employment manual, memo or rule of general applicability of the Company, this Agreement shall control.

            10.5 Warranty. The Executive hereby represents and warrants as follows: (i) that the execution of this Agreement and the discharge of the Executive's obligations hereunder will not breach or conflict with any other contract, agreement, or understanding between the Executive and any other party or parties; and (ii) the Executive's resume which was provided to the Company by the Executive and other statements made about the Executive's employment history to the Company by the Executive are true, accurate and complete in all material respects.

            10.6 Withholding. The payment of any amount pursuant to this Agreement shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required under the Company's employee benefit plans, if any.

            10.7 Governing Law; Consent to Personal Jurisdiction.

                  (a) This Agreement shall be deemed to have been made and delivered in Poughkeepsie New York and shall be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York.

                  (b) At the Company's option, any dispute or controversy under this Agreement shall be determined: in an arbitration proceeding before three
(3) arbitrators at the AAA; or in a lawsuit at the New York State Supreme Court. The award in any arbitration hereunder shall be final, and judgment upon the award rendered may be entered in any court, state or Federal, having jurisdiction and the parties hereby submit to the jurisdiction of any such court for the purpose of such arbitration and the entering of such judgment.


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

                  (c) The venue of the arbitration or the Supreme Court action shall be picked and determined by the Company from one of the following:
Dutchess County, New York; New York County; New York or Broward County, Florida.

                  (d) The prevailing party in any arbitration or lawsuit shall recover from the other party all costs and disbursements of the arbitration or lawsuit, including reasonable legal fees.

                  (e) The parties further agree to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding, and agree that service of process upon either such party may be made in accordance with Section 10.1 of this Agreement and shall be deemed in every respect effective service of process upon such party, in any such suit, action or proceeding.

            10.8 Execution in Counterparts. This Agreement may be executed by the parties in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto. A photocopy or electronic facsimile of this Agreement or of any signature hereon shall be deemed an original for all purposes.

            10.9 Survival. The provisions of Sections 7 and 8 of this Agreement shall survive the termination of this Agreement.


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

      IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Executive has hereunto set his hand, as of the day and year first above written:

                                                    THE COMPANY:

                                                    GILMAN + CIOCIA, INC.


                                                    By: /s/ Ted H. Finkelstein
                                                        ------------------------
                                                        Name: Ted H. Finkelstein
                                                        Title: Vice President


                                                    EXECUTIVE:


                                                    /s/ Michael P. Ryan
                                                    ----------------------------
                                                    Michael P. Ryan


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